Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

SECOND QUARTER 2008 FINANCIAL RESULTS

Glendale, California – July 29, 2008 – For the quarter ended June 30, 2008, DreamWorks Animation SKG, Inc. (NYSE:DWA) reported total revenue of $140.8 million and net income of $27.5 million, or $0.30 per share on a fully diluted basis. This compares to revenue of $222.5 million and net income of $61.8 million, or $0.60 per share on a fully diluted basis, for the same period in 2007.

“Last month, Kung Fu Panda delivered DreamWorks Animation’s best-ever domestic opening for an original film. Having recently crossed the $200 million mark at the domestic box office, it is now our most successful non-sequel since the Company went public,” stated Jeffrey Katzenberg, CEO of DreamWorks Animation. “Kung Fu Panda’s performance has exceeded expectations not only domestically but also internationally, where it continues to achieve record-breaking openings across both Asia and Europe.”

To date, Kung Fu Panda has grossed approximately $210 million at the domestic box office, making it the fourth most successful film of the year. Internationally, the film has set box office records for animated openings in several key territories, including South Korea, Russia, Australia, Mexico and China, where it has become the most successful animated film in that country’s history. In total, the film has reached over $510 million in worldwide box office.

For the quarter, Kung Fu Panda contributed $46.4 million of revenue. In addition to consumer products and revenue from the Company’s distributor, revenues included a non-recurring benefit from the completion of a strategic relationship, which accounted for slightly less than half of the film’s contribution in the period.

Shrek the Third, the Company’s 2007 summer blockbuster, contributed approximately $29.9 million of revenue to the quarter, primarily driven by a domestic pay television payment. Through the second quarter, the film reached an estimated 20.3 million home entertainment units shipped worldwide, net of actual and estimated future returns.

The Company’s 2007 fall release, Bee Movie, contributed approximately $25.5 million of revenue to the quarter, driven by international home entertainment performance. The film reached an estimated 7.1 million units shipped worldwide through the second quarter, net of actual and estimated future returns.

Flushed Away, the Company’s 2006 fall release, and Over the Hedge, the Company’s 2006 summer release, delivered $7.3 million and $5.4 million of revenue, respectively, primarily from international pay television.

Wallace & Gromit: The Curse of the Were-Rabbit, the Company’s fall 2005 release, contributed approximately $5.3 million of revenue to the quarter, primarily from international free television. Library and other titles contributed $21.0 million of revenue to the second quarter, driven by international free television and continued catalogue home entertainment performance.

Cost of revenue for the quarter equaled $75.2 million while selling, general and administrative expenses totaled $27.6 million, including $8.6 million of stock compensation expense.

Results for the quarter also included a tax benefit of approximately $9.4 million related to the Company’s tax sharing agreement with a stockholder, which resulted in a lower effective tax rate. This benefit was partially offset by a $8.0 million increase in cost for the income tax benefit payable to the stockholder (as shown on the consolidated statement of income before the line item, “income before income taxes”), resulting in an overall net increase to net income of $1.4 million, or approximately $0.02 per share on a fully diluted basis.

Looking ahead to the remainder of the year, the Company’s third quarter results are expected to be driven by Kung Fu Panda’s continued box office performance. To date, the film has been released in the majority of international territories, including Japan on July 26, 2008 and has generated approximately 60% of its box office receipts overseas. Because the Company’s distributor reports international results on a 30-day lag, a significant portion of the film’s international performance is expected to be recognized in the third quarter.

Due to its strong performance, the Company believes that Kung Fu Panda is on track to become DreamWorks Animation’s most successful original film of all time worldwide. That said, the title’s international box office performance has benefited from favorable foreign exchange rates. While this generally increases the Company’s revenues as expressed in dollars, it also results in higher international theatrical marketing costs for the film. As a result, the Company anticipates that the worldwide theatrical marketing expense will be meaningfully higher than it has observed historically. This change will increase the amount that the Company’s distributor needs to recoup and, consequently, lower the Company’s revenue in the third quarter. Given the current foreign exchange rate environment, the Company expects that its worldwide theatrical marketing expense will remain at a higher level than it has previously experienced.

Kung Fu Panda will be released into the domestic home entertainment market this November and will likely be the primary contributor of revenue in the fourth quarter. The Company’s fall release, Madagascar: Escape 2 Africa, is scheduled to open domestically on November 7, 2008. The Company does not anticipate generating significant revenue in the fourth quarter from the title, as its distributor may not have recouped its upfront marketing and distribution costs.

In addition to results for the quarter, the Company announced an authorization for future repurchases of up to $150 million of its outstanding Class A common stock. These repurchases may be made in the open market, in block trades, or in privately negotiated transactions. Year to date, the Company has repurchased approximately $88.0 million, or 3.7 million shares, at an average per-share price of approximately $24.00.

The Company also announced plans to spend approximately $85 million over the next two years to expand and improve its animation studio in Glendale, California in order to accommodate general business growth, including 3D expansion. The project began during the second quarter of 2008.

Items related to the earnings press release for the second quarter of 2008 will be discussed in more detail on the Company’s second quarter 2008 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, July 29, 2008, at 5:00 p.m. (ET). Investors can access the call by (877) 260-8899 in the U.S. and (612) 332-0632 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, July 29, 2008. To access the replay, please dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 935325 as the conference ID number. Both the earnings press release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company has theatrically released a total of sixteen animated feature films, including Shrek, Shrek 2, Shark Tale, Madagascar, Over the Hedge, Shrek the Third, Bee Movie and Kung Fu Panda. Madagascar: Escape 2 Africa opens in theaters on November 7, 2008 and Monsters vs. Aliens, the Company’s first film produced in 3D, is slated for a domestic release date of March 27, 2009.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$401,617	$292,489
Trade accounts receivable, net of allowance for doubtful accounts	14,172	3,470
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	84,266	272,647
Film costs, net	581,631	541,917
Prepaid expenses and other assets	33,049	47,609
Property, plant, and equipment, net of accumulated depreciation and amortization	96,070	86,772
Deferred taxes, net	50,039	48,664
Goodwill	34,216	34,216

Total assets	$1,295,060	$1,327,784

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$8,959	$3,169
Accrued liabilities	87,315	108,457
Payable to stockholder	48,166	68,371
Income taxes payable	20,131	31,651
Deferred revenue and other advances	52,391	24,561
Borrowings and other debt	70,059	70,059

Total liabilities	287,021	306,268
Commitments and contingencies
Minority interest	2,941	2,941
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 94,696,219 and 93,547,321 shares issued, as of June 30, 2008 and December 31, 2007, respectively	947	935
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 11,884,461 and 12,984,461 shares issued and outstanding, as of June 30, 2008 and December 31, 2007, respectively	119	130
Additional paid-in capital	852,707	831,115
Retained earnings	556,355	502,763
Less: Class A Treasury common stock, at cost, 14,127,398 and 10,445,278 shares, as of June 30, 2008 and December 31, 2007, respectively	(405,030)	(316,368)

Total stockholders’ equity	1,005,098	1,018,575

Total liabilities and stockholders’ equity	$1,295,060	$1,327,784

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues	$140,787	$222,471	$297,354	$316,199
Costs of revenues	75,168	110,645	170,918	164,124

Gross profit	65,619	111,826	126,436	152,075
Selling, general and administrative expenses	27,630	27,466	54,488	53,236

Operating income	37,989	84,360	71,948	98,839
Interest income, net	2,474	6,382	5,457	12,653
Other income, net	1,080	1,439	1,857	2,883
Increase in income tax benefit payable to stockholder	(8,010)	(23,909)	(17,440)	(29,726)

Income before income taxes	33,533	68,272	61,822	84,649
Provision for income taxes	6,040	6,494	8,230	7,471

Net income	$27,493	$61,778	$53,592	$77,178

Basic net income per share	$0.30	$0.61	$0.59	$0.75
Diluted net income per share	$0.30	$0.60	$0.58	$0.75
Shares used in computing net income per share
Basic	90,370	102,052	91,366	102,716
Diluted	90,788	102,466	91,615	103,105

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2008	2007
	(in thousands)
Operating activities
Net income	$53,592	$77,178
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	158,931	154,908
Stock compensation expense	18,277	19,150
Depreciation and amortization	4,971	4,691
Revenue earned against deferred revenue and other advances	(42,084)	(47,690)
Deferred taxes, net	(1,375)	(12,383)
Change in operating assets and liabilities:
Trade accounts receivable	(10,702)	(2,061)
Receivable from Paramount	188,381	(25,390)
Film costs	(196,643)	(208,330)
Prepaid expenses and other assets	15,239	(39,352)
Accounts payable and accrued liabilities	(15,428)	33,077
Payable to stockholder	(20,205)	7,802
Income taxes payable, net	(11,538)	18,872
Deferred revenue and other advances	75,553	41,394

Net cash provided by operating activities	216,969	21,866
Investing activities
Purchases of property, plant and equipment	(18,765)	(1,370)

Net cash used in investing activities	(18,765)	(1,370)
Financing Activities
Purchase of treasury stock	(88,662)	(44,050)
Other	(414)	830

Net cash used in financing activities	(89,076)	(43,220)

Increase in cash and cash equivalents	109,128	(22,724)
Cash and cash equivalents at beginning of period	292,489	506,304
Cash and cash equivalents at end of period	$401,617	$483,580

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$21,076	$724

Cash paid during the period for interest, net of amounts capitalized	$567	$85